Exhibit 99.3


                     IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF GEORGIA
                                NEWNAN DIVISION

In re                               )    Chapter 11
                                    )
THE NEW POWER COMPANY, et al.,      )    Jointly Administered
                       -- ---       )
                                    )
                  Debtors.          )    Case Nos. 02-10835 through 02-10837
                                    )
____________________________________)    Judge W. Homer Drake, Jr.



            MOTION TO (I) (A) AUTHORIZE A FINAL DISTRIBUTION UNDER
           THE SECOND AMENDED CHAPTER 11 PLAN AND FED. R. BANKR. P.
          3021; (B) PERMIT THE ABANDONMENT OF ANY AND ALL OBJECTIONS
           OR CAUSES OF ACTION RELATING TO THE EQUITY INTEREST HELD
       BY LOU L. PAI AND LANNA L. PAI PURSUANT TO 11 U.S.C. ss. 554 AND
        FED. R BANKR. P. 6007; AND (C) DISCHARGE THE EXAMINER PURSUANT
     TO 11 U.S.C. ss. 350(a); OR, IN THE ALTERNATIVE, (II) (A) AUTHORIZE A
            FINAL DISTRIBUTION UNDER THE SECOND AMENDED CHAPTER 11
           PLAN AND FED. R. BANKR. P. 3021; AND (B) AMEND THE SECOND
            AMENDED CHAPTER 11 PLAN TO ESTABLISH A LITIGATION TRUST
       PURSUANT TO 11 U.S.C. ss. 1127(b) THAT WILL ENABLE THE EXAMINER
             TO PURSUE ANY AND ALL OBJECTIONS OR CAUSES OF ACTION
            RELATING TO THE EQUITY INTEREST HELD BY LOU L. PAI AND
           LANNA L. PAI AFTER THE CLOSING OF THESE CHAPTER 11 CASES

                  The New Power Company ("NewPower"), NewPower Holdings, Inc. ("Holdings") and TNPC Holdings, Inc. ("TNPC" and collectively with NewPower and Holdings, the "Company"), hereby file this motion to (i) (a) authorize a final distribution under the Second Amended Chapter 11 Plan and Rule 3021 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"); (b) permit the abandonment of any and all objections or causes of action relating to the equity interest held by Lou L. Pai and Lanna L. Pai (collectively, the "Pais") pursuant to 11 U.S.C. ss. 554 and Bankruptcy Rule 6007; and (c) discharge the examiner pursuant to 11 U.S.C. ss. 350(a); or, in the alternative, (ii) (a) authorize a final distribution under the Second Amended Chapter 11 Plan and Bankruptcy Rule 3021; and (b) amend the Second Amended Chapter 11 Plan to establish a litigation trust pursuant to 11 U.S.C. ss. 1127(b) that will enable the Examiner to pursue any and all objections or causes or action relating to the equity interest held by the Pais after the closing of these chapter 11 cases (the "Motion"), and respectfully state as follows:

                             PRELIMINARY STATEMENT

          1. After more than four years since the commencement of these cases, it is now within sight to make a final payment to equity holders and close these Chapter 11 cases. As a result of the Examiner's settlement with Enron, if approved by the Court, the only matter that will remain for the Examiner will be his potential objection to the equity interests held by the Pais. However, the Company believes that any recovery from the Pais would be economically insignificant - even if the Examiner were fully successful - and yield a recovery of approximately 1(cent) per share. Accordingly, after three and a half years of investigation, hard fought litigation and over $2.2 million in related fees and expenses, the Company believes that the Examiner has faithfully fulfilled his charge and that it is in the best interests of these estates to make a final distribution, end the Examiner's appointment and close these Chapter 11 cases. In order to accomplish this in the most cost-effective manner, the Company believes it is wholly appropriate for the Company and the Examiner - with the aid of the Court - to abandon any potential objection to the equity interests held by the Pais. The Company believes that this relief could save the estate millions of dollars in legal fees and administrative expenses - all inuring to the benefit of shareholders. However, if the Court were to determine that the Examiner should nonetheless pursue its potential objection to the equity interests held by the Pais, the Court should authorize a final distribution, which would still permit the Company to close these Chapter 11 cases, but amend the Second Amended Chapter 11 Plan to create a litigation trust that will be funded consistent with the terms of the Settlement Agreement (defined below) and with an amount sufficient to (a) make a full distribution on account of the Pais' equity interests; (b)


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

fund the reasonable fees and expenses of the Examiner in connection with such objection; and (c) cover the trust's necessary administrative expenses. The Company believes that this relief is less desirable than an abandonment of the Pai Objection, because it is likely to result in a smaller distribution of equity - if any. Regardless, the Company believes that the time has come - with the Court's assistance - to close these Chapter 11 cases.

                              RELEVANT BACKGROUND

          2. After over four years in Chapter 11, the Court is fully familiar with the facts of these cases. Set forth below is a brief recitation of some of the key events. On June 11, 2002 (the "Petition Date"), NewPower, Holdings and the TNPC each filed with this Court voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").

          3. On December 2, 2002, the United States Trustee filed a motion, pursuant to section 1104(c) of the Bankruptcy Code, seeking the appointment of an examiner for Holdings and TNPC.

          4. On January 13, 2003, the Court entered an Order approving the United States Trustee's motion for the appointment of an examiner (the "Examiner Order").

          5. The Examiner Order authorizes the examiner to:

          investigate, file and take any appropriate action with respect to certain issues in the bankruptcy cases of Holdings and TNPC (the "Examiner Investigation"), including, without limitation, the following:

          (a) Whether any claim asserted by any of the Enron Parties should be recharacterized as equity;

          (b) Whether the Interests of the Enron Parties Interests in Class 9 and Class 11 are valid;

          (c) Whether the proofs of claim and the undisputed scheduled claims against Holdings and TNPC which are held or asserted by insiders (other than the Enron Parties) or by non-insiders who are


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

          or were officers, directors, or employees of the Debtors should be allowed; and

          (d) Whether claims in Class 8 or interests held or asserted by insiders (other than the Enron Parties) or by non-insiders who are or were officers, directors, or employees of the Debtors should be allowed.

Examiner Order at 2.

          6. On January 17, 2003, the Court entered an Order approving the selection of Rufus T. Dorsey, IV as examiner (the "Examiner") in the Holdings and TNPC bankruptcy cases.

          7. Less then nine months after commencement of the Company's chapter 11 cases, on February 28, 2003, the Court entered an Order confirming the Second Amended Chapter 11 Plan (the "Second Amended Chapter 11 Plan") with respect to NewPower (the "NewPower Confirmation Order"). The NewPower Confirmation Order became effective on March 11, 2003. On August 15, 2003, the Court entered an Order confirming the Company's Second Amended Chapter 11 Plan with respect to Holdings and TNPC (the "Remaining Debtors' Confirmation Order" together with the NewPower Confirmation Order, the "Confirmation Orders"). The Remaining Debtors' Confirmation Order became effective on or about October 9, 2003.

          8. On September 25, 2003, the Examiner filed the "Supplemental Report of Rufus T. Dorsey, IV, Court-Approved Examiner" (the "Supplemental Report"). The Examiner reported that he had been investigating the insider and non-insider employee claims since March 12, 2003 and that he had commenced his formal investigation of the claims and interests of the Enron Parties on April 11, 2003. Supplemental Report at 1 & 4. Apparently, the Examiner did not consider a possible objection relating to the Pais' equity interests to warrant priority attention. See id. at 38.

          9. As a result of a settlement agreement among NewPower and certain class action plaintiffs resolving specific Class 8 claims relating to the action styled In re NewPower Holdings, Inc. Securities Litigation, No. 02 Civ. 1550 (CLB) (S.D.N.Y.), on May 7, 2004, the Debtors filed that certain "Motion Pursuant to Section 5.20 of the Debtors' Second Amended Chapter 11 Plan and
Section 1142(b) of the Bankruptcy Code for an Order Authorizing the Payment of Interim Distributions to Stakeholders Under the Plan" (the "Interim Distributions Motion") to allow for the entry of an Order permitting interim distributions to holders of Allowed Class 8 Claims and Allowed Interests(1) under the Second Amended Chapter 11 Plan and/or establishing certain reserves in respect of various interests.

          10. On September 17, 2004, the Court entered an Order authorizing the Interim Distributions Motion. As a result, the Company made distributions to holders of Allowed equity interests of approximately 59(cent) per share and made certain reserves including reserves for the Enron Parties and unexercised warrants and options for non-Enron parties. As of August 31, 2006, the Company held $31,222,301.30 in reserve for Enron and $3,580,720 in reserve for warrants held by Surfboard & Co., the equity interest of Lanna L. Pai and the options of Ari Benacerraf. Also of August 31, 2006, the Company held $15,295,751 and $749,456 in a money market and concentration account, respectively.

          11. On or about October 4, 2006, after three and a half years since his appointment, the Examiner settled the most significant issue in his charge
- his objection to the equity interests held by the Enron Parties (with the exception of the Pais) and certain non-debtor Enron parties (the "Settlement Agreement").


------------------------------
(1) Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Second Amended Chapter 11 Plan.


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


          12. Having completed his investigation into claims held by insider and non-insider employees and now those claims and equity interests held by the Enron Parties, the only remaining issue left is any objection that might exist with regard to the equity interests held by the Pais (the "Pai Objection"). As of August 31, 2006, the Company held approximately $616,000 in a reserve account for Lanna L. Pai's equity interest.

                               RELIEF REQUESTED


A.   This Court Should Allow for Final Distribution of Assets In
     Accordance With Section 5.6 of the Second Amended Chapter 11
     Plan and Bankruptcy Rule 3021

          13. The Company respectfully requests that this Court authorize the final distribution to equity holders pursuant to section 5.6 of the Second Amended Chapter 11 Plan (the "Final Distribution") as allowed under Bankruptcy Rule 3021. See Second Amended Chapter 11 Plan at ss. 5.6; see also FED. R. BANKR. P. 3021. The Company believes that, as a result of the Settlement Agreement with the Enron Parties, if approved, it is appropriate to make a final distribution to all equity holders at this time. By this motion the Company asks the Court to approve the Final Distribution in conjunction with one of two following options: (i) abandoning the Pai Objection, followed by the Final Distribution to all equity holders and the discharge of the Examiner; or (ii) amending the Second Amended Chapter 11 Plan to permit the creation of a Litigation Trust (defined below) to fully fund all costs associated with the prosecution of the Pai Objection, followed by the Final Distribution to all equity holders (other than the Pais). Under both options, the Company will be in a place where it can close these Chapter 11 cases. (2) However, the Company believes that the first option will clearly yield the


----------------
(2) Upon receiving such authorization, the Company will call for the dissolution of NewPower, Holdings and TNPC in accordance with section 5.15 of the Second Amended Chapter 11 Plan, by filing a certificate of dissolution for each of NewPower, Holdings and TNPC with the Delaware Secretary of State pursuant to sections 303(a)-(b), (d) of the Delaware General Corporate Law ("DGCL"). DGCL section 303 allows a corporation to take any act, explicitly including dissolution, provided for in an approved chapter 11 plan or an order of a bankruptcy judge without further action by the board of directors or stockholders, provided such action is taken prior to the entry of a
                                                                       (cont'd)


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

greatest recovery to equity holders, while the second option is more cumbersome and full of uncertainty. Nonetheless, either course will permit the Company to close these Chapter 11 cases.

          14. Section 5.6 of the Second Amended Chapter 11 Plan, which controls the distribution to holders of securities claims and common stock, provides:

          No later than the Termination Date, after paying all Allowed Claims other than Class 8 Claims and after reserving sufficient money to pay all outstanding or projected expenses incurred after the Confirmation Date in connection with the administration, liquidation and distribution of the Estates, including payment of the Incentive Bonuses, Allowed Claims in Class 8 shall be deemed converted into shares of Holdings Common Stock pursuant to Securities Claim Conversion. Thereafter, Exercisable Options and Holdings Warrants shall be deemed exchanged for shares of Holdings Common Stock pursuant to the Deemed Exercise. After giving effect to the Securities Claim Conversion and the Deemed Exercise, and accounting for distributions (if any) authorized by paragraph 5.20 hereof, distribution shall be made to Allowed Claims . . . in Classes 9, 10 and 11 in accordance with the provisions of Article IV hereof.

Id.


          15. As a result of the Examiner's settlement with the Enron Parties and the mechanics proposed above to address the Pai Objection, the Company believes that the conditions are appropriate for a Final Distribution under the Second Amended Chapter 11 Plan. See Second Amended Chapter 11 Plan ss.ss.
1.28 & 5.6.


-----------------
(cont'd)

final decree closing the case. DGCL ss. 303(a)-(b), (d). In order to effect dissolution, the corporation must file a certificate of dissolution with the Secretary of State of the State of Delaware. The certificate must be signed by an officer of the corporation, which signature constitutes an affirmation, under penalty of perjury, that the certificate is the act of the corporation and that all facts stated therein are true. DGCL ss. 103(a)(2),
(b). Unless another date and time of effectiveness is fixed in the certificate, the certificate of dissolution will become effective upon filing. DGCL ss. 103(d). The Company will make the Final Distribution to all equityholders from the Company's remaining assets upon receiving the Court's authorization. However, in compliance with Delaware law, the company will make a reserve, in an amount set by the board of directors, for a three-year period for purposes of prosecuting and defending unknown or pending suits, to wind up the business, to dispose of assets, to discharge liabilities and to distribute remaining assets to stockholders. DGCL ss. 278. Upon the effective date of the dissolution of the Company, the Company will submit an application for entry of a final decree.


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


B. Any and All Objections or Causes of Action Against the Pais Should be Abandoned Pursuant to Section 554(b) of the
       Bankruptcy Code and Bankruptcy Rule 6007

          16. At this point, the Examiner's pursuit of the Pai Objection will only serve to deplete estate assets. In fact, the Pai Objection would ultimately result in greater recovery to equity if it was rejected. Accordingly, for the reasons that follow, the Pai Objection should be abandoned.

          17. The bankruptcy estate encompasses "all legal or equitable interests of the debtor in property as of the commencement of the case," 11 U.S.C. ss. 541(a), including all pre-petition causes of action belonging to the debtor. Fedotov v. Peter T. Roach & Associates, P.C., 354 F.Supp.2d 471, 475 (S.D.N.Y. 2005); Seward v. Devine, 888 F.2d 957, 963 (2d Cir. 1989);
Kunica v. St. Jean Fin., Inc., 233 B.R. 46, 52 (S.D.N.Y. 1999); Rosenshein v. Kleban, 918 F.Supp. 98 (S.D.N.Y. 1996); see also In re Drexel Burnham Lambert Group, Inc., 160 B.R. 508, 514 (S.D.N.Y. 1993) (cause of action is part of the bankruptcy estate even if the debtor fails to schedule the claim in its petition). Hence, by operation of section 541 of the Bankruptcy Code, any and all objections or causes of action related to the Pai's equity interest, became property of the Company's bankruptcy estate as of the Petition Date.

          18. Pursuant to the Consent Order Amending and Clarifying Examiner Order dated March 12, 2003 (the "Consent Order"):

          10. The Examiner shall have standing to prosecute and pursue any rights, claims and remedies to determine: (i) whether any Claim asserted by any of the Enron Parties should be recharacterized as equity; (ii) the validity, priority, amount and enforceability of the Interests of the Enron Parties in Class 9 and Class 11 of the Second Amended Plan and the extent to which such Interests should be subordinated in whole or part; and (iii) whether any of the Employee Claims or Insider Claims should be Allowed, in whole or in part. The Examiner is authorized, in the prosecution of such rights, claims and remedies, to commence such contested matters, adversary proceedings or objections to claims as he deems necessary or appropriate provided, however, prior to the prosecution of a contested matter, adversary proceeding or objection to claim, the Examiner shall confer with the Debtors regarding the advisability and benefits of commencing such action, and the is further authorized to negotiate a compromise or settlement of any such Claim or Interest; provided however, that any such compromise or settlement is subject to Bankruptcy Court approval.

          11. The standing granted to the Examiner in the preceding paragraph shall be independent of and concurrent with the standing of the Debtors, and nothing contained in this Consent Order shall act as an estoppel or waiver of any of the Debtors' rights reserved in the Comment or their right to object to, and to appear and be heard in connection with, any compromise or settlement negotiated with the Examiner.

Consent Order P.P.  10-11 (emphasis added).

          19. "However, a long-standing principal of bankruptcy law allows a Trustee to abandon property, including causes of action, if such property is burdensome or of inconsequential value to the bankruptcy estate," in accordance with Bankruptcy Code section 554. Fedotov, 354 F.Supp.2d at 475 (citing Brown v. O'Keefe, 300 U.S. 598 (1937); Meyer v. Fleming, 327 U.S. 161
(1946); Vreugdenhill v. Navistar Intern. Transp. Corp., 950 F.2d 524 (8th Cir.
1991).

          20. Section 554(b) of the Bankruptcy Code specifically provides:

          (b) On the request of a party in interest and after a notice and a hearing, the court may order the trustee to abandon any property of the estate that is burdensome to the estate or that is of inconsequential value and benefit to the estate.

11 U.S.C. ss.ss. 554(b) (emphasis added); see also Fed. R. Bankr. P. 6007.

          21. Courts have permitted trustees to abandon claims to any causes of action that the trustees "deem less valuable than the cost of asserting that claim." Sherrell v. Fleet Bank of New York, 205 B.R. 20, 22 (N.D.N.Y.
1997) (quoting Hanover Ins. Co. v. Tyco Indus., Inc.,

500 F.2d 654, 657 (3d Cir. 1974)).(3) The "business judgment" has been employed in the context of abandoning causes of action, because the cost of litigation efforts are often more burdensome than beneficial. See Frostbaum
v. Ochs, 277 B.R. 470, 475 (E.D.N.Y. 2002).

          22. The Company is not privy to the legal analysis conducted by the Examiner and, therefore, cannot comment on the relative strength or weakness of the Examiner's legal argument with respect to the Pai Objection. However, the Company can comment on the wisdom of pursuing the Pai Objection from a pure cost/benefit perspective.

          23. As set forth in the Disclosure Statement with respect to the Debtors' First Amended Chapter 11 Plan, dated December 18, 2002, Lou L. Pai was the beneficial holder of 2,495,400 shares of NewPower common stock. Upon information and belief, after December 18, 2002, Lou L. Pai sold one half of his NewPower common stock and transferred his remaining interest to Lanna L. Pai. Pursuant to the Interim Distribution Order, the Company has reserved $616,918.14 (as of August 31, 2006) on account of Lanna L. Pai's equity interest. Any objection that the Examiner may bring against the Pais would include both the amount held in reserve for Lanna L. Pai's interest, a disgorgement of the amount received by Lou L. Pai in consideration for the sale of his equity interest - which for purposes of this analysis, the Company assumes to be roughly equivalent to the amount held in reserve for Lanna L. Pai - as well as a forfeiture of any future distribution.

          24. With approximately 127,000,000 shares of NewPower common stock outstanding, for equity holders to receive an additional distribution of approximately 1(cent) per share, at least $1.27 million would need to be recovered or disgorged on account of the Pai


-----------------
(3) Since debtors and examiners have concurrent jurisdiction, the Company has standing to compel the abandonment of the Pai Objection. 11 U.S.C. ss. 554(b); FED. R. BANKR. P. 6007(b).


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

Objection. Based upon the information currently available to the Company, the Examiner would need a 100% recovery in prosecuting the Pai Objection to reach such a return.

          25. Moreover, the additional costs to be incurred by continuing the prosecution of the Pai Objection must also be factored into the cost/benefit analysis. These costs will primarily consist of the Examiner's legal fees. It does not take a lot of imagination to see that the prosecution of the Pai Objection, which would include the cost of discovery, trial and resulting appeals, could significantly dilute the recovery to equity holders. Indeed, some costs cannot be predicted. For example, it was not readily foreseeable that the Examiner and the Enron Parties would need to resort to mediation and the Company would need to pay a share of the court-appointed mediator's fees and expenses.

          26. If the Pai Objection is abandoned, the Company will be in a position to close these Chapter 11 cases after the Final Distribution is made. By closing the Chapter 11 cases, the equity holders will benefit by realizing the cash that would otherwise have gone to pay on going fees and expenses (including the Company's own legal fees and expenses) payroll and franchise taxes, board fees, the annual salary of the CEO, general vendors and the purchase of tail and other director and officer insurance policies. If these cases are to remain open, all these expenses will continue to be drawn from the Company's coffers - all of which will dilute the ultimate recovery paid to equity. Depending upon the given month, substantial cost outlays may need to be made. For example, the operating expenses for the three month period of January, February and March 2006, totaled approximately $135,000, while the single month of April 2006, was approximately $235,800. Moreover, from October to December 2005, when certain insurance and taxes were due, the Company spent over $747,000 during the period. Accordingly, the Company firmly believes in its business judgment that the best way to maximize a recovery to shareholders is to avoid the costs of operating in Chapter 11 and abandon the Pai Objection. Therefore, this court should allow for the abandonment of the Pai Objection pursuant to section 544(b) of the Bankruptcy Code and Bankruptcy Rule 6007.

C. The Examiner Should be Discharged Pursuant to Section 350(a) of the Bankruptcy Code

          27. In the event this Court authorizes the Company to permit the Final Distribution and to abandon the Pai Objection, which will permit the prompt closure of these Chapter 11 cases, there will be no need for the Examiner to continue his duties. As such, the Examiner should be discharged in accordance with section 350(a) of the Bankruptcy Code.(4)

          28. Section 350(a) of the Bankruptcy Code provides "[a]fter an estate is fully administered and the court has discharged the trustee, the court shall close the case." 11 U.S.C. ss. 350(a).

          29. Examiners share certain of the same duties held by a Trustee. 11 U.S.C. ss. 1106(b). Specifically, Examiners are charged with the duties of:

          (3) except to the extent that the court orders otherwise, investigate the acts, conduct, assets, liabilities, and financial condition of the debtor, the operation of the debtor's business and the desirability of the continuance of such business, and any other matter relevant to the case or to the formulation of the plan;

          (4) as soon as practicable -

                 (A) file a statement of any investigation conducted under paragraph (3) of this subsection, including any fact ascertained pertaining to fraud, dishonesty, incompetence, misconduct, mismanagement, or irregularity in the management of the affairs of the debtor, or to a cause of action available to the estate; and

                 (B) transmit a copy or a summary of any such statement to any creditors' committee or equity security holders' committee, to any indenture trustee, and to such other entity as the court designates.


-----------------
(4) Such relief will not be necessary if this Court determines that the alternative relief (requested below) is appropriate (i.e., amending the Second Amended Chapter 11 Plan to establish a litigation trust).


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

11 U.S.C. ss.ss. 1106(a)(3)-(4).

          30. Here, the Examiner has filed the requisite reports required in accordance with Bankruptcy Code section 1106(a)(4) and will have completed his duties required by Bankruptcy Code section 1106(a)(3) once the Court permits the abandonment of any and all objections or causes of action relating to the equity interest held by the Pais pursuant to 11 U.S.C. ss. 554. See generally Jackson v. Corporategear, LLC, 2005 WL 3527148, * 7 (S.D.N.Y. Dec. 21, 2005). Accordingly, based upon the conditions discussed above, the Company respectfully requests that this Court discharge the Examiner.

D. In the Alternative, The Court Should Authorize the Company to Modify the Second Amended Plan of Reorganization Pursuant to Section 1127 of the Bankruptcy Code to Allow for the Establishment of a Litigation Trust


          31. In the event this Court were to conclude that it would be appropriate for the Examiner to continue to prosecute the Pai Objection, it would remain to be in the best interest of the estate to make the Final Distribution to the equity holders, but the Second Amended Chapter 11 Plan should be modified to provide for a litigation trust funded - in a manner consistent with the terms of the Settlement Agreement - with assets sufficient to satisfy the full amount of the equity interests held by the Pais, the Examiner's litigation costs to be distributed upon the completion of any such litigation and the ultimate resolution of the Pai Objection and the costs necessary to administer the trust (the "Litigation Trust").(5) By amending the Second Amended Chapter 11 Plan to provide for a Litigation Trust, the Company will still be able to close these Chapter 11 cases and potentially save several thousands of dollars in administrative expenses. To be clear, the Company believes that this option is more cumbersome and


--------------------------
(5) The amount to be placed in the Litigation Trust may be disclosed at or before the hearing on the Motion. The Company reserves the right to disclose the amount to be placed in the Litigation Trust only in camera and/or subject to appropriate confidentiality and trade restriction agreements.


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

inherently risky to the recovery to equity holders than a straight abandonment of the Pai Objection. However, if the Court were to conclude that the Pai Objection should be pursued, the structure proposed here in the alternative would conceptually provide at least a potential savings to equity.

          32. Bankruptcy Courts have the equitable power to modify confirmed chapter 11 plans pursuant to sections 1127(b) and 105 of the Bankruptcy Code as long as the courts still have jurisdiction over the bankruptcy cases. See In re A.J. Mackay Co., 50 B.R. 756 (D. Utah 1985); see also In re A.H. Robbins Co., 86 F.3d 364, 374 (4th Cir. 1996) ("court also retains post-confirmation power to issue an order necessary to the administration of the estate" pursuant to Bankruptcy Rule 3020(d)). This Court has retained jurisdiction pursuant to section 9.1(f) of the Second Amended Chapter 11 Plan "to consider and rule upon any proposed modifications of the Plan." Second Amended Chapter 11 Plan ss. 9.1(f); see also Tri-L Corp., 65 B.R. at 778 (court can retain jurisdiction over the plan, during it consummation, pursuant to an express provision in the plan).(6)


-------------------------
(6) Bankruptcy Code section 1127(b) provides in relevant part:

        (b) The . . . reorganized debtor may modify such plan at any time after confirmation of such plan and before substantial confirmation of such plan, but may not modify such plan so that such plan as modified fails to meet the requirements of section 1122 and 1123 of this title. Such plan as modified under this subsection becomes the plan only if circumstances warrant such modification and the court, after notice and a hearing, confirms such plan as modified, under section 1129 of this title.

11 U.S.C. ss. 1127(b).


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


          33. Section 1101(2) of the Bankruptcy Code defines "substantial consummation" to mean:

          (A) transfer of all or substantially all of the property proposed by the plan to be transferred;

          (B) assumption by the debtor or by the successor to the debtor under the plan of the business or of the management of all or substantially all of the property dealt with by the plan; and

          (C) commencement of distribution under the plan.

11 U.S.C. ss. 1101(2).

          WHEREFORE, the Company respectfully requests that the Court (i) (a) authorize a Final Distribution under the Second Amended Chapter 11 Plan and Bankruptcy Rule 3021; (b) permit the abandonment of any and all objections or causes of action relating to the equity interest held by the Pais pursuant to section 554 of the Bankruptcy Code and Bankruptcy Rule 6007; and (c) discharge the examiner pursuant to section 350(a) of the Bankruptcy Code; or, in the alternative, (ii) (a) authorize a final distribution under the Second Amended Chapter 11 Plan and Bankruptcy Rule 3021; and (b) amend the Second Amended Chapter 11 Plan to establish a litigation trust pursuant to section 1127(b) of the Bankruptcy Code that will enable the Examiner to pursue any and all objections or causes or action relating to the equity interest held by the Pais after the closing of these chapter 11 cases; and (iii) grant the Company such other and further relief as is just and proper.











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